Exhibit 99.1

ATS Corporation Announces Financial Results for the First Quarter Ended March 31, 2009

▪	Q1 Revenue of $27.2 million
▪	Q1 EBITDA of $2.5 million or 9.1%
▪	Strong cash flow from operations of $5.2 million in Q1 and total debt of $31.6 million as of March 31, 2009, down $5.6 million from $37.2 million of total debt as of December 31, 2008.

MCLEAN, VA – (BUSINESSWIRE) – May 11, 2009, ATS Corporation (“ATSC” or the “Company”) (OTCBB:ATCT), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced operating results for the first quarter ended March 31, 2009.

First Quarter Results

ATSC reported revenue of $27.2 million for the first quarter of 2009.  Revenue for the first quarter decreased by 22.1% over first quarter FY08 revenue of $34.9 million.  Revenue from commercial contracts decreased $3.8 million to $4.5 million, or 45.8%.  Revenue from the civilian and defense divisions decreased $3.9 million to $22.7 million, or 14.7%.

Operating income for the quarter was $1.7 million and the net income for the quarter was $426,000 or $0.02 per diluted share, increased from operating income of $1.1 million and net income of $275,000 for the first quarter of 2008.   EBITDA (1) was $2.5 million for the quarter, resulting in an EBITDA margin of 9.1% compared to $3.2 million or 9.3% for the first quarter of 2008.

Backlog as of March 31, 2009 was approximately $179.2 million of which $55.9 million was funded.  Days sales outstanding (“DSO”) were 79 at the end of the first quarter of fiscal year 2009.

As of March 31, 2009, ATSC’s balance sheet included $27.7 million on its revolving credit facility and approximately $3.9 million in promissory notes related to the acquisitions of Potomac Management Group, Inc. and Number Six Software, Inc.  Additionally, the balance sheet included $46.6 million in stockholders’ equity.

First Quarter Highlights and Management Comments

First quarter new bookings totaled $28.0 million, including awards from the Defense Security Service and the Federal Election Commission.

ATSC President and Chief Executive Officer Dr. Edward H. Bersoff commented, “We are pleased to continue our track record of delivering strong margins and using our cash flow from operations to pay down our debt by another 15% this past quarter.  We are, however, still faced with weakness in revenue, primarily in our commercial business areas.  Particularly this quarter, we experienced a temporary, but significant downturn in our Fannie Mae business as they reorganized to operate under government conservatorship.  Since the end of the first quarter, we’ve seen our Fannie Mae business pick back up and expect it to continue to perform for the rest of the year at levels comparable to last year.  Additionally we reported a downturn in our government business areas in the first quarter, which was primarily driven by our role on one of our large Coast Guard contracts shifting from a prime to subcontractor role.”

“We remain optimistic that we will experience revenue growth in subsequent quarters for the remainder of the year and allow us to make up for some of the shortfalls we experienced in the first quarter,” Bersoff continued.  “For example, we recently announced the award of a prime position on the General Services Administration’s (“GSA”) Alliant Government Wide Acquisition Contract.  Alliant is an indefinite delivery/indefinite quantity (“IDIQ”) contract with a ceiling value of $50 billion over a five-year base period with one five-year option period.  We look forward to offering this new contract as an attractive vehicle to our current and new customers, and it becoming a strong avenue of growth for us.”

ATSC Executive Vice President and Chief Financial Officer Pamela Little further commented on the financial performance, “We continue to take the necessary actions to maintain attractive margins as we experience challenges with achieving revenue growth.  In addition to delivering strong profitability, we have also been able to further increase cash flow from operations by improving accounts receivable collections, resulting in a drop to our DSO from 86 at December 31, 2008 to 79 by the end of the first quarter of 2009.  We expect our DSO to continue to improve over the course of 2009.”

Conference Call

ATSC will conduct a first quarter conference call on Monday, May 11, 2008 at 5:00 p.m EDT.  The dial-in number for the live teleconference is 866-793-1343, conference ID # 1358977. For international participants, please call into 011-800-4040-2020 and use the same conference ID #.  A recorded replay of the teleconference will also be available on the Company website (www.atsc.com) for one year from the conference call date.

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 600 employees at 12 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009. In addition, the forward-looking statements included in this press release represent our views as of May 11, 2009. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 11, 2009.

Additional information about ATSC may be found at www.atsc.com.

Company Contact:
Joann O’Connell
Vice President, Investor Relations
ATS Corporation
(571)-766-2400

Media Contact:
Penny Parker
Corporate Communications Manager
ATS Corporation
(571)-766-2400

(1)
EBITDA is a non-GAAP measure that is defined as GAAP net income plus other expense, interest expense, income taxes, and depreciation and amortization.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity.  Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to EBITDA.

ATS Corporation
Consolidated Statement of Operations

	Three Months Ended March 31,
	2009 (unaudited)	2008 (unaudited)

Revenue	$27,156,514	$34,873,525

Operating costs and expenses
Direct costs	18,195,737	22,268,641
Selling, general and administrative expenses	6,492,515	9,449,681
Depreciation and amortization	784,127	2,042,608
Total operating costs and expenses	25,472,379	33,760,930

Operating income	1,684,135	1,112,595

Other (expense) income
Interest, net	(774,080)	(804,407)
Other income	—	70,877

Income before income taxes	910,055	379,065

Income tax expense	484,466	104,036

Net income	$425,589	$275,029

Weighted average number of shares outstanding
—basic	22,542,200	19,242,698
—diluted	22,542,200	19,242,698

Net income per share
—basic	$0.02	$0.01
—diluted	$0.02	$0.01

Reconciliation of GAAP Net Income to EBITDA (1)

	Three Months Ended March 31,
	2009 (unaudited)	2008 (unaudited)

Net Income	$425,589	$275,029

Adjustments
Depreciation and amortization	784,127	2,042,608
Interest	774,080	804,407
Taxes	484,466	104,036
EBITDA (1)	2,468,262	3,226,080

ATS Corporation
Consolidated Balance Sheets
	March 31,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
Current assets
Cash	$43,713	$364,822
Accounts receivable, net	23,503,582	29,268,647
Prepaid expenses	632,619	537,974
Income taxes receivable, net	42,244	—
Other current assets	2,603	22,771
Deferred income taxes, current	1,093,822	1,321,890
Total current assets	25,318,583	31,516,104

Property and equipment, net	3,561,355	3,712,340
Goodwill	59,128,648	59,128,648
Intangible assets, net	7,754,383	8,304,686
Restricted cash	1,320,361	1,316,530
Other assets	359,725	387,897
Deferred income taxes	2,018,885	2,003,348

Total assets	$99,461,940	$106,369,553
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,583,333	$2,583,333
Capital leases – current portion	65,899	86,334
Accounts payable and accrued expenses	8,162,937	10,224,266
Accrued salaries and related taxes	2,909,640	2,999,576
Accrued vacation	2,452,113	2,220,865
Income taxes payable, net	—	600,121
Deferred revenue	2,319,089	1,745,352
Deferred rent – current portion	382,507	379,520
Total current liabilities	18,875,518	20,839,367

Long-term debt – net of current portion	28,996,796	34,492,558
Capital leases – net of current portion	188	745
Deferred rent – net of current portion	2,793,850	2,842,171
Other long-term liabilities (at fair value)	2,166,566	2,283,256

Total liabilities	52,832,918	60,458,097

Shareholders’ equity:
Preferred stock $.001 par value, 1,000,000 shares authorized, and no shares issued and outstanding	—	—
Common stock $.001 par value, 100,000,000 shares authorized, 30,724,615 and 27,529,010 shares issued, respectively	3,093	3,087
Additional paid-in capital	130,932,218	130,767,038
Treasury stock, at cost, 8,342,755 shares held	(30,272,007)	(30,272,007)
Accumulated deficit	(52,765,233)	(53,190,822)
Accumulated other comprehensive loss (net of tax benefit of $338,606 and $260,907, respectively)	(1,269,049)	(1,395,840)
Total shareholders’ equity	46,629,022	45,911,456

Total liabilities and shareholders’ equity	$99,461,940	$106,369,553

ATS Corporation
Consolidated Statement of Cash Flows
	Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$425,589	$275,029
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	781,688	2,042,608
Stock-based compensation	105,219	323,895
Deferred income taxes	274,106	(774,136)
Deferred rent	(45,334)	(29,626)
Gain on disposal of equipment	—	(2,491)
Provision for bad debt	123,871	164,787

Changes in assets and liabilities, net of adjustments related to other comprehensive loss:
Accounts receivable	5,641,195	(6,417,644)
Prepaid expenses and other current assets	(94,646)	42,962
Restricted cash	(3,831)	(13,716)
Other assets	48,340	(110,698)
Accounts payable and other accrued expenses	(1,609,749)	(41,997)
Accrued salaries and related taxes	(89,936)	(689,891)
Accrued vacation	231,248	282,216
Accrued interest	13,616	17,283
Income taxes payable and receivable	(749,051)	919,843
Other current liabilities	163,753	(417,616)

Net cash provided by (used in) operating activities	5,216,078	(4,429,192)

Cash flows from investing activities
Purchase of property and equipment	(80,400)	(130,748)
Proceeds from disposals of equipment	—	4,519
Payment on acquired businesses	—	(18,377)

Net cash used in investing activities	(80,400)	(144,606)

Cash flows from financing activities
Borrowings on lines of credit	14,027,500	19,925,444
Payments on lines of credit	(18,877,448)	(15,549,586)
Payments on notes payable	(645,813)	(795,833)
Payments on capital leases	(20,992)	(28,229)
Proceeds from stock issued pursuant to Employee Stock Purchase Plan	59,966	86,013

Net cash (used in) provided by financing activities	(5,456,787)	3,637,809

Net decrease in cash	(321,109)	(935,989)

Cash, beginning of period	364,822	1,901,977
Cash, end of period	$43,713	$965,988

Supplemental disclosures:
Cash paid or received during the period for:
Income taxes paid	$962,600	$1,308,333
Income tax refunds	3,189	1,350,000
Interest paid	823,657	821,284
Interest received	7,980	34,160
Non-cash investing and financing activities and adjustment to other comprehensive loss:
Unrealized other comprehensive loss on interest rate swap, net of tax	(71,578)	(699,192)